Exhibit 5.1

September 30, 2015

La Jolla Pharmaceutical Company
10182 Telesis Court, 6th Floor
San Diego, CA 92121

Re:	La Jolla Pharmaceutical Company Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of La Jolla Pharmaceutical Company, a California corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 2,730,799 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Shares subject to the Registration Statement consist of (a) 2,670,799 shares of Common Stock to be issued under the 2013 Equity Incentive plan, as amended (the “2013 Plan”), and (b) 60,000 shares of Common Stock granted to an employee as a stand-alone award in connection with such employee’s employment (the “Non-Plan Grant” and, together with the 2013 Plan, the “Plans”).
In arriving at the opinion expressed below, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, will be validly issued, fully paid and non-assessable.
This opinion is limited to the effect of the current state of the laws of the State of California and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP